EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. BOARD ELECTS
IRIAL FINAN, SANDY DOUGLAS AS DIRECTORS

ATLANTA, October 26, 2004 – Coca-Cola Enterprises today announced the company’s board of directors has elected Mr. Irial Finan and Mr. J. Alexander M. (Sandy) Douglas as directors. They fill vacancies created by resignations of Deval L. Patrick and Steven J. Heyer, respectively.

Mr.     Finan, 47, executive vice president of The Coca-Cola Company and president of bottling investments, is responsible for managing that company’s consolidated bottling investments. He has more than 23 years of experience in the Coca-Cola bottling system, most recently as chief executive officer of Coca-Cola Hellenic Bottling Company SA, the third largest global Coca-Cola bottler. He is a non-executive director of eircom plc.

Mr.     Douglas, 43, is senior vice president and chief customer officer of The Coca-Cola Company. In his 16-year career with The Coca-Cola Company, he has held roles of increasing responsibility including leadership of the North American Field Sales & Marketing Group and president of the North America Division. He serves on the board for the Atlanta YMCA, the Anglican Studies Advisory Board at the Candler School, Emory University, and the boards of Radiant Systems and Transora.

        “We very much look forward to working with both Irial and Sandy, two outstanding, talented individuals who we know well and value highly,” said Lowry F. Kline, chairman of the board. “Irial and Sandy together represent a total of more than 40 years of experience in our business, and their knowledge, insight, and strategic thinking will be of great value to our board of directors.”

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

###########